Exhibit 10.17

JEFFERIES FINANCIAL GROUP INC.

Equity Compensation Plan

Restricted Stock / Deferred Share Agreement

Jefferies Financial Group Inc. (the "Company") desires to confirm the grant of Restricted Stock or Deferred Shares to ___________________, an independent director elected at the Company’s 20__ Annual Meeting of Shareholders (the "Director"), and to set forth the terms and conditions of such grant:

Grant Date: __________
Grant Type: Restricted Stock or Deferred Shares (“Shares”)
Grant Value: $______
FMV of Common
Shares on Grant Date: $___
Shares Granted: _________
Vesting Schedule: 33 1/3% per year
Tranche 1: _____ shares vesting on ____________
Tranche 2: _____ shares vesting on ____________
Tranche 3: _____ shares vesting on ____________

The form of your Award – Restricted Stock or Deferred Shares – is based on your current election in effect under the ECP and 1999 Plan. Elections remain in effect for all subsequent years until validly modified or revoked.
1.Incorporation of Plans by Reference. The Shares have been granted to the Director under Company’s Equity Compensation Plan (the “ECP”), pursuant to the terms of the 1999 Directors' Stock Compensation Plan, as amended and restated March 25, 2021 (the "1999 Plan," which is a sub-plan under the ECP). All of the terms, conditions and other provisions of the ECP and 1999 Plan are hereby incorporated by reference into this Agreement.
2.Restrictions and Related Terms.
(a) Restrictions Generally. Until they expire in accordance with Section 2(b) and the 1999 Plan, the following restrictions (the "Restrictions") shall apply to Shares of Restricted Stock or Deferred Shares (the “Award”): (1) the Award shall be subject to a risk of forfeiture as set forth in Section 2(b), and (2) the Director shall not sell, transfer, assign, pledge, margin or otherwise encumber or dispose of the Award (except for transfers and forfeitures to the Company).
(b) Expiration of Restrictions. Except as otherwise specifically set forth herein or in the ECP or 1999 Plan, the Restrictions shall expire as set forth in the initial paragraph above (each being a vesting date, at which date such tranche of the Shares is deemed vested). In addition, unless otherwise determined by the Administrator, the following provisions shall govern the earlier removal of the Restrictions and forfeiture of any unvested portion of the Award.
(i) Death, Disability and Retirement. If the Director dies or no longer serves as a director of the Company by reason of the Director’s Disability or Retirement (as defined below), then the Restrictions as to all of the Shares shall immediately expire upon such death, Disability or Retirement. "Disability" shall have the meaning under the Company's long-term disability policy as then in effect and "Retirement" shall mean termination of service as a director of the Company and its subsidiaries at or after the age of 65.

(ii) Termination of Directorship. In the event the Director no longer serves as a director of the Company and any subsidiary of the Company (other than due to death, Disability or Retirement), the portion of the then-outstanding Award not vested at such date will be forfeited.
(c) Evidence of Award. Restricted Stock will be Shares issued in the name of the Director, subject to the restrictions in this Agreement, evidenced by an entry on the books of the Company’s transfer agent or in certificated form issued as promptly as practical after the Grant Date. An Award of Deferred Shares will be evidenced by this Agreement and entries in the internal records of the Company, until such time as the Award is forfeited or settled.
(d) Dividends and Distributions.
(i)Restricted Stock. In the case of Restricted Stock granted to a Director who, at the date of grant, is eligible for Retirement, in the event of a cash dividend or distribution on Common Shares that is not a large and non-recurring dividend or distribution (as determined by the Board of Directors), such dividend or distribution shall be paid in cash. In the case of Restricted Stock granted to a Director who, at the date of grant, is not eligible for Retirement, in the event of a cash dividend or distribution on Common Shares that is not a large and non-recurring dividend or distribution (as determined by the Board of Directors), such dividend or distribution shall be retained by the Company as a cash amount, to be paid out at the time of vesting of the underlying Share of Restricted Stock (becoming retirement-eligible will not be treated as vesting for this purpose). In the event of a large and non-recurring dividend payable on Common Shares, whether in cash or as property (other than Common Shares), the Company shall retain such dividend and, in lieu of delivery thereof, shall grant to the Director additional shares of Restricted Stock having a Fair Market Value (as determined by the Administrator) at the payment date of the dividend or distribution equal to the amount of cash paid or the fair market value of the property paid as a dividend or distribution on each Common Share multiplied by the number of shares of the Director’s Restricted Stock; provided that, in the case of a non-cash dividend, the Administrator may determine to make equitable adjustments under the ECP and the 1999 Plan in an alternative manner. Any additional Restricted Stock acquired under this Section 2(d) will be subject to the same Restrictions and to such other terms and conditions as applied to the Restricted Stock.
(ii)Deferred Shares. The crediting of dividend equivalents on Deferred Shares, in the form of additional Deferred Shares, shall be effected in accordance with Section 9.2 of the 1999 Plan. Deferred Shares that result from dividend equivalents on or adjustments to a Deferred Share granted hereunder in any manner will be subject to the same risk of forfeiture as applies to the underlying granted Deferred Share and, if not forfeited, will be settled at the same time as the underlying granted Deferred Shares.
(iii)Common Share Splits. In the event of a split-up of Common Shares, the shares of Restricted Stock resulting from the split-up will be deemed to be additional Restricted Stock, and Deferred Shares will be automatically adjusted to reflect the split-up, with the additional Restricted Stock or adjusted Deferred Shares subject to the same Restrictions and to such other terms and conditions of the ECP, the 1999 Plan and this Agreement as applied to the underlying Restricted Stock or to the Deferred Shares immediately prior to such split-up.

(e) Delivery of Common Stock. Upon expiration of Restrictions on any Restricted Stock, the Company shall release the Common Shares to the Director (such Shares were issued at or shortly after the Grant Date, subject to the Restrictions). Upon expiration of Restrictions on any Deferred Shares, the Company will deliver Common Shares to the Director in accordance with the Director’s distribution election on file with the Company.

(f) Stock Powers. The Director will deliver to the General Counsel of the Company, at such time(s) as the General Counsel may request, one or more executed stock powers, in such form as may be reasonably requested by the General Counsel, authorizing the transfer of Restricted Stock to the Company upon forfeiture, and the Director will take such other steps or perform such other actions as may be requested by the General Counsel to effect the transfer of any forfeited Restricted Stock (together with any cash or property resulting dividends or distributions by the Company).

(g) Other Provisions. Restricted Stock will carry with it the right to vote, but Deferred Shares will have no voting rights.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

4. Agreement – Director’s Acceptance. By accepting the Restricted Stock or Deferred Shares, the Director hereby agrees to be bound by the terms of the ECP, the 1999 Plan and this Agreement.

Jefferies Financial Group Inc.

By: ___________________________
Michael J. Sharp
General Counsel